Exhibit 10.15

LILIS ENERGY	1900 Grant St. Suite 720 Denver, CO 80203 PH (303) 951-7920

VIA E-MAIL AND U.S. MAIL

August 1, 2014

Market Development Consulting Group, Inc.

7845 N. Links Circle
Fox Point, WI 53217

dcastaneda@mdcgroup.com

Attention: David Castaneda

Re: Management Consulting Agreement dated as of January 17, 2014

Dear David,

Reference is made to that certain Management Consulting Agreement dated as of January 17, 2014 (the “Agreement”) by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), and Market Development Consulting Group, Inc. d/b/a MDC Group, a Wisconsin corporation (“Consultant”).

Pursuant to Section 5 of the Agreement, the Company may terminate the Agreement for any reason, without advance written notice. By this letter, the Company wishes to terminate the Agreement effective as of August 1, 2014 (the “Termination Date”). The Company expects that during the period between the date hereof and the Termination Date, Consultant’s performance under the Agreement will include activities similar to those conducted to date, as well as assisting the Company with the transition of Consultant’s duties to a new consultant, to an employee of the Company, or to a combination of the two. While the Company anticipates that this transition may be complete prior to the Termination Date, the Company agrees to continue to perform its obligations under the Agreement until the Termination Date and expects that Consultant will do so as well unless notified in writing that it may cease performance.

Pursuant to Section 5 of the Agreement, all of the rights and obligations of the Company and Consultant arising under the Agreement shall terminate as of the Termination Date, and the parties shall have no further duty or obligations thereunder after the Termination Date, except that the Consultant must keep confidential and return the Confidential Information (as defined in Section 3 of the Agreement), and the Company shall remain obligated to make any payments of monthly retainer fees and reimbursable expenses pursuant to Sections 6(a) and 7 that remain unpaid as of and for the period prior to the Termination Date. To that end, please supply the Company with a final invoice for any reimbursable expenses at least ten business days prior to the Termination Date. Please note that pursuant to Section 6(b)(iii), the 30,000 shares of restricted common stock of the Company that will be unvested as of the Termination Date shall be deemed forfeited by the Consultant.

Please indicate your agreement to the foregoing by executing this letter in the space below and returning it to the undersigned. Should you have any questions or wish to discuss any of the above, please contact me at 631-704-7744 or the Company’s counsel, Ronald R. Levine, II, at 303-892-7514.

Sincerely,

LILIS ENERGY, INC.

/s/ Avi Mirman
Avi Mirman
Chief Executive Officer

AGREED AND ACCEPTED:

Market Development Consulting Group, Inc.

By:	/s/ David Castaneda
David Castaneda
President